Exhibit 21.1

Subsidiaries of the Registrant

Wholly-owned subsidiaries:

Name	Country of incorporation
Nogatir S.A.	Uruguay
Madalux S.A.	Uruguay
Vadolmar S.A.	Uruguay
Boisy S.A.	Uruguay
Rafilur S.A.	Uruguay
Union Agriculture Group S.A.	Uruguay
Canteras Doradas S.A.	Uruguay
Aguacare S.A.	Uruguay
Alto Lucero S.A.	Uruguay